Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix officer retires, promotion announced

LAKELAND, Fla., March 6, 2019 - After 21 years of dedicated service, Publix Senior Vice President, General Counsel and Secretary John Attaway announced his decision to retire May 31, 2019.

Attaway began his Publix career in 1997 as corporate counsel and became general counsel and secretary in 2000. He was promoted to his current position of Senior Vice President, General Counsel and Secretary in 2005.

“John started our corporate legal department and has been instrumental in developing our legal team,” said Publix CEO Todd Jones. “In addition, throughout his career he has taken on many additional responsibilities. I’m thankful for John’s contributions to the growth and success of Publix and wish him much happiness in the next chapter of his life.”

Upon Attaway’s retirement, Merriann Metz, 43, will be promoted to Vice President, General Counsel and Secretary. Metz graduated from Stetson University College of Law in 2002. Prior to joining Publix, she was an attorney with the Lowndes Drosdick law firm in Orlando, Florida. Metz began her Publix career in 2006 as an attorney in the corporate legal department and was promoted to senior attorney in 2010. She was promoted to assistant general counsel in 2011 and to her current position of Assistant General Counsel and Assistant Secretary in 2016.

“Merriann has a collaborative and thoughtful approach to everything she works on,” said Jones. “I’m excited to see her take this next step in her career.”

Publix is privately owned and operated by its more than 200,000 employees, with 2018 sales of $36.1 billion. Currently, Publix has 1,213 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 22 consecutive years, and ranked No. 1 on Fortune’s inaugural “Best Big Companies” list. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###